TORRENT ACQUIRES 25,664 ACRE LEASE IN CHEHALIS BASIN AREA

Seattle, Washington – October 31, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce the following developments from its wholly owned operating subsidiary, Cascadia Energy Corp. (“Cascadia”).

On October 10, 2006 our wholly owned operating subsidiary, Cascadia Energy Corp., entered into an Oil & Gas Lease on 25,664 acres of lands in southwestern Washington. The initial term of the lease is 4 years under standard industry terms. With the addition of this lease Cascadia’s current acreage now includes 40,637 acres under four to six year terms and 115,237 acres under lease option terms that include approximately $500,000 in exploration commitments prior to November 2007. Cascadia has a 60% interest in these lands and is operator of the Chehalis Basin project.

Cascadia has completed moving into a new office in Portland, Oregon which combines its land, exploration, operations and financial groups into one location. Address and phone information can be accessed on the Company’s new website www.cascadiaeenergy.com.

Torrent’s President & CEO, John Carlson, states “We have now consolidated a large land position in the Chehalis Basin and have completed much of the internal geological and geophysical groundwork necessary to identify exploration leads within the Basin. We will be fine-tuning these leads in the coming weeks in anticipation of picking the initial four drilling locations, filing for drilling permits and securing a rig to be on location in late 2006 or early in 2007. We expect the Chehalis Basin project to add significant value to the Company’s shareholders once the first drilling program begins and the prospective exploration targets are fully evaluated.“

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Washington subsidiary, Cascadia Energy Corp., is on the exploration of the Chehalis Basin project in southwestern Washington where the Company currently has a land portfolio that includes over 155,000 acres of prospective land. The Company’s Oregon subsidiary, Methane Energy, is focused on the Coos Bay Basin project in southwestern Oregon State where it holds substantial lease commitments.

For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John Carlson, President & CEO

For more information contact:

Bruce Nurse, Corporate Communications

info@torrentenergy.com

1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that we will be fine-tuning these leads in the coming weeks in anticipation of picking the initial four drilling locations, filing for drilling permits and securing a rig to be on location in late 2006 or early in 2007. We expect the Chehalis Basin project to add significant value to the Company’s shareholders once the first drilling program begins. It is

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important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees or consultants, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in spudding and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our most recent 10-K filed on Edgar .

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